Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of ProAssurance Corporation of our reports dated February 22, 2012, with respect to the consolidated financial statements and schedules of ProAssurance Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of ProAssurance Corporation and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011:

Form S-3 No. 333-167008 Automatic Shelf Registration Statement pertaining to an undesignated amount of debt securities, preferred stock and common stock;

Form S-8 No. 333-161536 pertaining to the Amended and Restated ProAssurance Corporation Stock Ownership Plan;

Form S-8 No. 333-156645 pertaining to the ProAssurance Corporation 2008 Incentive Plan;

Form S-8 No. 333-111136 pertaining to the Amended and Restated ProAssurance Corporation Stock Ownership Plan;

Form S-8 No. 333-81444 pertaining to the ProAssurance Corporation Incentive Compensation Stock Plan;

Form S-8 No. 333-119917 pertaining to the ProAssurance Corporation 2004 Equity Incentive Plan;

Post-Effective Amendment No. 1 to Form S-4 on Form S-8 File No. 333-49378 pertaining to the Medical Assurance, Inc. Incentive Compensation Stock Plan and Professionals Group, Inc. 1996 Long Term Stock Incentive Plan assumed by ProAssurance Corporation;

Post-Effective Amendment No. 1 to Form S-4 on Form S-8 File No. 333-124156 pertaining to the NCRIC Group, Inc. Stock Option Plan and NCRIC Group, Inc. 2003 Stock Option Plan assumed by ProAssurance Corporation; and

Form S-4 No. 333-131874 relating to the registration of 2,480,050 common shares in connection with the Physicians Insurance Company of Wisconsin, Inc. purchase transaction.

/s/ Ernst & Young, LLP

Birmingham, Alabama

February 22, 2012